Exhibit 99.1

TowerJazz Signs Definitive Agreement with Institutional Bondholders
Exchanging $80 Million of Its Outstanding Bonds Due 2011 for New Bonds
Due 2015

Continues to execute on its debt restructuring plan

Newport Beach, California and Migdal Haemek, Israel – July 11, 2010 – TowerJazz, the global specialty foundry leader, today announced that it has signed a definitive agreement with certain institutional bondholders, according to which Jazz Technologies, Inc. will exchange approximately $80 million in aggregate principal amount of its outstanding $123 million of 8% convertible senior bonds due 2011 for new non-convertible senior bonds due 2015. The new non-convertible bonds will rank equally with the outstanding bonds and will have an 8% annual coupon.

In addition to the new bonds, the exchanging bondholders will receive warrants for the purchase of approximately 25 million Tower ordinary shares at an exercise price of $1.70 per share. The outstanding 8% convertible senior bonds being exchanged, which are convertible into approximately 20 million Tower ordinary shares, will be cancelled and retired upon consummation of this exchange transaction. The consummation of the transaction contemplated by the exchange agreement is subject to certain routine regulatory consents and satisfaction of customary closing conditions. The new bonds and warrants will be issued at the closing of the exchange transaction, which is expected to occur on or before July 30, 2010.

Additional information regarding the terms of the exchange and the new securities to be issued will be included in an Immediate Report filed with Tel Aviv Stock Exchange and a Report on Form 6-K to be filed by Tower with the United States Securities and Exchange Commission.

Russell Ellwanger, Tower's chief executive officer, commented: “Our restructuring plan is well underway with this agreement, the Wells Fargo credit line extension and the agreement with our Israeli banks which were signed and announced in June.  These agreements are instrumental in enabling TowerJazz to execute its strategic growth plan and further improve our balance sheet and financial condition.“

Mr. Ellwanger continued, "Signing the exchange agreement with our bondholders demonstrates the confidence the investment community has in our company and long-term strategy.  Once completed, our debt restructuring plan will reduce and reschedule our debt, enabling a new and exciting corporate investment perspective.”

The exchange transaction has not been registered and will not be registered under the Securities Act of 1933, as amended, and the securities offered in the exchange may not be offered or sold in the United States absent registration or an applicable exemption from registration. The exchange transaction is being entered into with the exchanging bondholders party to the exchange agreement in reliance upon applicable exemptions from the registration requirements of the Securities Act of 1933, as amended. This press release is not an offer to exchange or a solicitation of an offer to exchange any securities.

About TowerJazz
Tower Semiconductor Ltd. (NASDAQ: TSEM, TASE: TSEM), the global specialty foundry  leader  and  its fully owned U.S. subsidiary Jazz Semiconductor, operate collectively under the brand name TowerJazz, manufacturing integrated circuits  with geometries ranging from  1.0  to  0.13-micron. TowerJazz provides industry leading design enablement tools to allow complex designs to be achieved quickly and more accurately and offers a broad range of customizable process technologies including SiGe, BiCMOS, Mixed-Signal and RFCMOS, CMOS Image Sensor, Power Management (BCD), and Non-Volatile Memory (NVM) as well as MEMS capabilities. To provide world-class customer service, TowerJazz maintains two manufacturing facilities in Israel and one in the U.S. with additional capacity available in China through manufacturing partnerships. For more information, please visit www.towerjazz.com.

Forward Looking Statements

This press release includes forward-looking statements, which are subject to risks and uncertainties. Actual results may vary from those projected or implied by such forward-looking statements and you should not place any undue reliance on such forward-looking statements. Successful implementation of TowerJazz’s debt restructuring plans is subject to (i) negotiation of mutually acceptable arrangements with lenders and other creditors and consummation of such arrangements in a timely manner; (ii) market interest in any new debt securities Tower and Jazz may propose to issue; (iii)  global economic conditions generally and conditions in the credit and financial markets in particular, and (iv) TowerJazz operating results, cash flow, financial position and future prospects.

A complete discussion of risks and uncertainties that may affect the accuracy of forward-looking statements included in this press release or which may otherwise affect our business is included under the heading "Risk Factors" in Tower’s most recent filings on Forms 20-F and 6-K and Jazz’s most recent filings on Form 10-K and Form 10-Q. Tower does not intend to update, and expressly disclaims any obligation to update, the information contained in this release.

Contacts

TowerJazz Investor Relations Noit Levi, +972 4 604 7066 Noit.levi@towerjazz.com	CCG Investor Relations Ehud Helft / Kenny Green, (646) 201 9246 towersemi@ccgisrael.com